SOUTHINGTON SAVINGS BANK
DEFINED BENEFIT PENSION PLAN

(As Amended and Restated to Comply With the Internal Revenue Code of 1986, as Amended by the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act of 1986, the Omnibus Budget Reconciliation Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Unemployment Compensation Act of 1992, and the Omnibus Budget Reconciliation Act of 1993.)

SOUTHINGTON SAVINGS BANK DEFINED BENEFIT PENSION PLAN

PREAMBLE

     To conform the Southington Savings Bank Defined Benefit Pension Plan to the provisions of recent laws so that the Plan remains a qualified plan within the meaning of section 401(a) of the Internal Revenue Code, the Plan is hereby amended and restated effective July 1, 1989, except where otherwise noted.

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

     The following words and phrases as used herein shall, when expressed with initial capitals, have the meaning specified below unless a different meaning is plainly required by the context:

     Section 1.01  Accrued Benefit.  A Participant's Accrued Benefit, at any given point in time, shall be his Normal Retirement Income, calculated in accordance with Article 5 as in effect at that point in time and using Credited Service and Average Monthly Compensation calculated at that point in time. Notwithstanding anything to the contrary herein, no amendment contained in this Amended and Restated Plan shall reduce the Accrued Benefit of any Participant.

     Section 1.02  Actuarial Equivalent.  A benefit of equivalent value when computed on the basis of the actuarial tables and interest rates adopted by the Employer and set forth in Schedule A of this Plan.

     Section 1.03  Adjustment Factor.  The cost of living adjustment factor prescribed by the Secretary of the Treasury under section 415(d) of the Code for years beginning after December 31, 1987, as applied to such items and in such manner as the Secretary shall provide.

     Section 1.04  Affiliated Employer.  The Employer and any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes the Employer, any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

     Section 1.05  Average Monthly Compensation.  The monthly average of an Employee's Compensation for the sixty (60) consecutive months of employment out of his final one hundred twenty (120) months of employment during which his compensation was the greatest and during which he was a Participant, or over his entire period of employment if he shall have fewer than sixty (60) months of employment.

     Section 1.06  Beneficiary.  Any person or persons designated by the Participant, or otherwise entitled, to receive any benefit hereunder not received by the Participant.

     Section 1.07  Board.  The Board of Directors of the Employer.

     Section 1.08  Break in Service.  Any Plan Year, or, for eligibility purposes, eligibility computation period, during which an Employee has 500 or fewer Hours of Service. A Break in Service shall in no event occur during or following a Plan Year in which an Employee is on Maternity or Paternity Leave.

     Section 1.09  Code.  The Internal Revenue Code of 1986 and amendments thereto.

     Section 1.10  Compensation.

(a)  For periods previous to July 1, 1985, an Employee's earnings for the Plan Year which are subject to tax under section 3101(a) of the Code without the dollar limitation of section 3121(a). For periods after July 1, 1985, an Employee's total wages and other amounts reportable on Form W-2 for the Plan Year, excluding bonuses and other incentive compensation, and including overtime and elective pre-tax salary reductions pursuant to Sections 401(k) or 125 of the Code.

(b)  For Plan Years beginning during 1989 through 1993, Compensation taken into consideration under this Plan will be limited to $200,000 per year, in accordance with Sections 414(q)(6) and 401(a)(17) of the Internal Revenue Code and regulations issued hereunder, as adjusted from time to time by the Secretary of the Treasury. For Plan Years beginning during 1994 or later, Compensation taken into consideration under this Plan will be limited to $150,000 per year, in accordance with Sections 414(q)(6) and 401(a)(17) of the Internal Revenue Code and regulations issued hereunder, as adjusted from time to time by the Secretary of the Treasury. The limitation on Earnings will be prorated when applied to a period of less than twelve months.

(c)  In determining an Employee's Compensation for purposes of the limitations under paragraph (b) of this Section 1.10, the rules under Code section 414(q)(6) shall apply, except that in applying such rules, the term "family" shall include only the Employee's spouse and lineal descendants of the Employee who have not attained age 19 before the close of the Plan Year.

     Section 1.11  Early Retirement Adjustment Factor.  The appropriate factor determined by using Schedule A attached hereto.

     Section 1.12  Effective Date.  April 1, 1947.

     Section 1.13  Employee.  An employee of the Employer.

     Section 1.14  Employer.  Southington Savings Bank.

     Section 1.15  Employment Commencement Date.  The earliest date on which a Participant first performed an Hour of Service with the Employer provided that such date is not disregarded for purposes of determining eligibility to participate under the Break in Service rules set forth in this Plan as in effect at the time of the Break in Service.

     Section 1.16  Entry Date.  The first day of the Plan Year closest to which an Employee has completed the eligibility requirements stated in Section 2.01.

     Section 1.17  Five-Percent Owner.  Any person who owns (or is considered as owning within the meaning of section 416(i) of the Code) more than five percent (5%) of the outstanding stock of the Employer, or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Employer if the Employer is a corporation at any time during the Plan Year or if the Employer is not a corporation.

     Section 1.18  Fund.  The contributions deposited with and held by the Funding Agent pursuant to the Plan and the Funding Agreement and any property into which the same or any part thereof may, from time to time, be converted and any increment thereto and income thereon.

     Section 1.19  Funding Agent.  The trustee, insurance company or other person or any combination of the foregoing which is maintaining custody of the Fund, or any successor to any of such persons.

     Section 1.20  Funding Agreement.  The agreement of trust and/or group annuity contract pursuant to which the Funding Agent maintains custody of the Fund.

     Section 1.21  Hour of Service.  The sum of the following:

(a)  Each hour for which an employee (whether or not defined as an Employee herein) is directly or indirectly paid, or entitled to payment for the performance of duties, each such hour to be credited to the period in which the duties are performed;

(b)  Each hour for which an employee is paid, or entitled to payment on account of a period of time during which no duties are performed (whether or not such person is an employee on the date of payment) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence. Such hours shall be credited pursuant to section 2530.200b-2 of the Department of Labor Regulations which is incorporated herein by reference;

(c)  Each hour for which back pay, irrespective of mitigation of damages, has either been awarded or agreed to by the Employer or Affiliated Employer, such hours to be credited to the period or periods to which the award or agreement for back pay pertains.

     No more than 501 Hours of Service shall be credited under subsection (b) for any single continuous period (whether or not such period occurs in a single computation period). The same Hours of Service shall not be credited under both subsection (a) or subsection (b), as the case may be, and under subsection (c).

     Solely for purposes of determining whether a Break in Service has occurred in a Plan Year, an individual who is absent from employment for a Maternity or Paternity Leave shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which Hours of Service cannot be determined, eight Hours of Service per day of such absence. The Hours of Service credited under this paragraph shall be credited only for the Plan Year in which the absence begins, if such crediting is necessary to prevent a Break in Service in such Plan Year, or in the following Plan Year.

     Section 1.22  Investment Manager.  Any person, firm or corporation appointed by the Employer to manage any assets of the Plan.

     Section 1.23  Leased Employee.  An Employee within the meaning of section 414(n)(2) of the Code except to the extent the exceptions under section 414(n) of the Code apply.

     Section 1.24  Limitation on Benefits.  Certain definitions relating to the limitation on benefits required by section 415 of the Code are contained in Article 18 of this Plan.

     Section 1.25  Maternity or Paternity Leave.  An absence (a) by reason of the pregnancy of a Participant; (b) by reason of the birth of a child of a Participant; (c) by reason of the placement of a child with the Participant in connection with the adoption of such child by the Participant; or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

     Section 1.26  Participant.  Any Employee who has qualified under the Plan as provided in Article 2 and has not ceased to be a Participant.

     Section 1.27  Plan.  Southington Savings Bank Defined Benefit Pension Plan.

     Section 1.28  Plan Administrator.  The Employer as provided in Article 12.

     Section 1.29  Plan Representative.  Any named fiduciary, any member of any committee, or any employee of the Employer who has been assigned responsibility for working with Participants and their Spouses in the choice of Beneficiaries or Plan distributions.

     Section 1.30  Plan Year.  The twelve month period commencing on July 1 and ending on June 30.

     Section 1.31  Qualified Domestic Relations Order.  A domestic relations order qualified under section 414(p) of the Code.

     Section 1.32  Retired Participant.  An individual who has been a Participant but who has commenced receiving retirement benefits under Article 5.

     Section 1.33  Spouse or Surviving Spouse.  The Spouse or Surviving Spouse of the Participant, provided that a former spouse will be treated as the Spouse or Surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

     Section 1.34  Top-Heaviness.  Certain definitions relating to top-heaviness which are contained in Article 19 of this Plan.

     Section 1.35  Vested Interest.  A Participant shall have a Vested Interest when he shall have an unconditional right (except in the event of his death) to some percentage of his Accrued Benefit payable at his Normal Retirement Date as provided in Article 7 hereof.

     Section 1.36  Year of Credited Service.  A Plan Year during which an Employee is a Participant and has completed 1,000 or more Hours of Service. Years of Credited Service shall include all "Accrual Years of Service" as determined under the Plan effective through June 30, 1985. If a Participant who does not have a Vested Interest shall have five or more consecutive Breaks in Service, Years of Credited Service completed prior thereto shall be included only if the number of consecutive Breaks in Service is less than the number of Years of Vesting Service completed prior to the first Plan Year in which a Break in Service occurs. Commencing July 1, 1984, a Participant who is an Employee on the first day of a Plan Year but not on the last day of that Plan Year shall be credited with a fractional Year of Credited Service, provided the reason for his or her not being an Employee on the last day of the Plan Year is his or her retirement on or after a Retirement Date, his or her death or, commencing July 1, 1995, his or her termination of employment, provided further that his or her Hours of Service during such Plan Year when multiplied by 12 and divided by his or her completed months as a Participant equal 1,000 or more. Each such Participant shall be entitled to one-twelfth (1/12) of a full Year of Credited Service for each full month worked.

     Section 1.37  Year of Eligibility Service.  An annual period beginning on the date on which an Employee first performs an Hour of Service or any anniversary thereof during which an Employee has 1,000 or more Hours of Service with the Employer, or any Affiliated Employer. When an Employee shall have a Break in Service, any subsequent Year of Eligibility Service should be computed from the first date on which he performs an Hour of Service following last such period in which a Break in Service occurred or any anniversary thereof. A Year of Eligibility Service shall include an Eligibility Year of Service as computed under the Plan as amended through June 30, 1985.

     Section 1.38  Year of Vesting Service.  Years of Vesting Service shall include the first Plan Year during which an Employee performs an Hour of Service plus any subsequent Plan Year during which an Employee has 1,000 or more Hours of Service with the Employer, except Years of Vesting Service before the year in which a Participant became 18 years of age (unless the Employee was a Participant before he attained that age).

     Section 1.39  Other Definitions.  The following words and phrases, when capitalized, shall have the meaning described elsewhere in this Plan unless a different meaning is plainly implied by the context:
Term	Section

Annuity Starting Date	6.05

Early Retirement Benefit	5.05

Early Retirement Date	4.03

Late Retirement Benefit	5.06

Late Retirement Date	4.04

Normal Retirement Benefit	5.04

Normal Retirement Date	4.02

Normal Retirement Income	5.02

Qualified Joint and Survivor Annuity	6.03

Qualified Pre-Retirement Survivor Annuity	9.01

Retirement Benefit	5.01

Retirement Date	4.01

ARTICLE 2

ELIGIBILITY

     Section 2.01  Eligibility for Participation.  Each Employee who is a Participant in the Plan on June 30, 1988 and an Employee on July 1, 1988, shall continue as a Participant. Each Employee on July 1, 1988, but not eligible for participation in the Plan on or before June 30, 1988, and each Employee hired on or after July 1, 1988, shall become a Participant in the Plan on the Entry Date closest to the date upon which he shall have (a) completed one (1) Year of Eligibility Service and (b) attained age 21. Notwithstanding the foregoing, (1) no Employee who is a non-resident alien and who receives no earned income from an Employer which constitutes income from sources within the United States shall be a Participant, (2) no Employee who is a Leased Employee shall be a Participant, and (3) no Employee shall be a Participant in the Plan during any period in which he is covered by a collective bargaining agreement entered into with the Employer if such agreement does not provide for Participation of such Employee in the Plan. If an Employee shall terminate service after completing the eligibility requirements stated in the preceding sentence, but before the applicable Entry Date, shall return to service before incurring a Break in Service, he shall become a Participant immediately upon his return to service.

     Section 2.02  Termination of Participation.  A Participant shall cease to be a Participant upon ceasing to be an Employee or upon his being included within the class of persons excluded in Section 2.01.

     Section 2.03  Eligibility Years of Service - Rule of Parity.  If a Participant shall have five or more consecutive Breaks in Service, Years of Eligibility Service completed prior thereto shall be taken into account only if either (a) the Participant had a vested percentage (pursuant to Article 7) of greater than zero percent (0%) in the first Plan Year in which a Break in Service occurs, or (b) the number of consecutive Breaks in Service is less than the number of Years of Vesting Service completed prior to the first Plan Year in which a Break in Service occurs.

     Section 2.04  Reemployment.  If a Participant ceases to be an Employee and subsequently becomes such again after a Break in Service, he shall be eligible for participation in the Plan as of the date on which he again becomes an Employee. If an Employee was not a Participant at the time of the Break in Service, the Employee must satisfy Section 2.01 before becoming a Participant.

ARTICLE 3

FUNDING POLICY; CONTRIBUTIONS

     Section 3.01  The Fund.  The Employer shall maintain a fund pursuant to one or more Funding Agreements with one or more Funding Agents for the purpose of receiving, administering, investing and reinvesting contributions made hereunder, and the proceeds thereof, and for the purpose of providing for the payment of the benefits provided under the Plan.

     Section 3.02  Employer Pays Cost.  The Employer shall pay the entire cost of the Plan by making periodic contributions to the Funding Agent on the basis of actuarial calculations consistent with funding standards of the Employee Retirement Income Security Act of 1974 or any other applicable law.

     Section 3.03  Liability for Pensions.  Except as may be provided by law, the Employer shall not be liable to pay any pension hereunder, but the same shall be payable only in accordance with the terms of the Plan and any trust or contract forming part of the Plan.

ARTICLE 4

RETIREMENT DATES

     Section 4.01  Retirement Date.  A Participant's Retirement Date shall be his Normal Retirement Date (as defined in Section 4.02), Early Retirement Date (as defined in Section 4.03), or Late Retirement Date (as defined in Section 4.04), whichever is applicable to the particular Participant.

     Section 4.02  Normal Retirement Date.  Normal Retirement Age is the later of:

(1)  The date on which he attains the age of 65; or

(2)  The fifth anniversary of the date on which he first became a Participant.

     Section 4.03  Early Retirement Date.  A Participant or former Participant may elect to retire prior to his Normal Retirement Date and receive an Early Retirement Benefit provided such Participant:

(1)  has attained age 55; and

(2)  has completed 10 Years of Vesting Service.

In such event, if his qualification for such benefit is established, his Early Retirement Date shall be the first day of any month coinciding with or next following the date he retires.

     Section 4.04  Late Retirement Date.  A Participant may remain in the service of the Employer after his Normal Retirement Date, in which event his Late Retirement Date is the first day of the month coinciding with or next following his retirement from such service. Nothing herein shall prohibit the Employer from requiring the retirement or other separation from the service of any Participant to the extent permitted by law.

ARTICLE 5

CALCULATION OF RETIREMENT BENEFIT

     Section 5.01  Retirement Benefit.  A Participant's Retirement Benefit shall be his Normal Retirement Benefit (as calculated in Section 5.04), Early Retirement Benefit (as calculated in Section 5.05), Late Retirement Benefit (as calculated in Section 5.06), or his Retirement Benefit for Terminated Vested Participants (as calculated in Section 7.01), whichever is applicable to the particular Participant.

     Section 5.02 Normal Retirement Income.

(a)  General.  The Normal Retirement Income payable to a Participant shall be an annual benefit payable to the Participant in the amount calculated in (b) below and in the form of a monthly annuity commencing on the Participant's Normal Retirement Date and payable monthly thereafter during the life of the Participant.

(b)  Calculations of Annual Benefit.  The annual amount of Normal Retirement Income shall be equal to the sum of (1) and (2), but no less than (3) below:

(1)  The Participant's Accrued Benefit calculated as of June 30, 1989 under the Plan as in effect on June 30, 1989, adjusted for increases in Average Monthly Compensation;

(2)  Item (a) plus item (b) multiplied by item (c):

(a)  1.5% of the Participant's Average Monthly Compensation;

(b)  0.65% of the Participant's Average Monthly Compensation in excess of Covered Compensation;

As used herein, the term "Covered Compensation" shall mean the average of the taxable wage bases of the 35 calendar years ending with the year a Participant attains his Social Security retirement age. The actual Covered Compensation amount shall be rounded to a multiple of $600. In determining a Participant's Covered Compensation for any Plan Year, it is assumed that the taxable wage base in effect at the beginning of the Plan Year will remain the same for all future years, regardless of whether the Participant is employed. A Participant's Covered Compensation for the Plan Year beginning July 1, 1989 shall remain constant during the next four Plan Years, then for every fifth Plan Year, the taxable wage bases shall be updated to then current amounts. A Participant's Accrued Benefit will not be decreased due to any increase in Covered Compensation.

(c)  the Participant's Years of Credited Service, not to exceed thirty (30) such years, minus Years of Credited Service earned for Plan Years before July 1, 1989.

(3)  the amount determined in item (2) above, except substituting the following for (2)(c): all of the Participant's Years of Credited Service, not exceeding thirty (30).

In no event will a Participant's Normal Retirement Income be less than his Accrued Benefit as of June 30, 1992 determined in accordance with Section 5.03 of the Plan.

     Section 5.03  Minimum Accrued Benefit For the Period Beginning July 1, 1989 and Ending June 30, 1992.  A Participant's Accrued Benefit at a point in time between July 1, 1989 through June 30, 1992 shall equal the following:

1.4% of the Participant's Average Monthly Compensation plus .75% of the Participant's Average Monthly Compensation in excess of Covered Compensation, the sum of which is multiplied by the Participant's Years of Credited Service, not exceeding thirty (30). In no event shall such an Accrued Benefit be less than the Participant's Accrued Benefit as of June 30, 1990 determined in accordance with the Plan as constituted on June 30, 1989.

     Section 5.04  Calculation of Normal Retirement Benefit.  A Participant's Normal Retirement Benefit shall be his Normal Retirement Income as of his Normal Retirement Date, based on Years of Credited Service and Average Monthly Compensation calculated as of his Normal Retirement Date.

     Section 5.05  Calculation of Early Retirement Benefit.  A Participant who has elected to receive an Early Retirement Benefit, pursuant to Section 4.03, shall receive an Early Retirement Benefit, commencing on his applicable Early Retirement Date, equal to his Accrued Benefit, calculated at the point in time as of which the Participant's employment ceases, further adjusted by the Early Retirement Adjustment Factor.

     Section 5.06  Calculation of Late Retirement Benefit.  A Participant who continues to be an Employee of the Employer after his Normal Retirement Date, pursuant to Section 4.04, shall receive a Late Retirement Benefit, payable on his Late Retirement Date, which shall be equal to a benefit calculated in the same manner as Normal Retirement Income, except that such benefit shall be based on Years of Credited Service and Average Monthly Compensation credited through his Late Retirement Date, and such benefit shall be payable commencing on the Participant's Late Retirement Date.

     In the event the notice to suspend benefits in accordance with Department of Labor Regulation 2530.203-3 is not furnished to the Participant, the Late Retirement Benefit shall be the greater of the Actuarial Equivalent or the Accrued Benefit calculated on a year by year basis.

     Section 5.07  Voluntary Participant Contribution Account and Employee Distributions.  In addition to his Retirement Benefit, whenever payable, a Participant shall be entitled to receive all amounts standing to his credit in his Voluntary Participant Contribution Account. Such amount shall be payable as provided in Section 6.

ARTICLE 6

STANDARD AND OPTIONAL FORMS OF

PAYMENT OF RETIREMENT BENEFIT

     Section 6.01  Unmarried Participants - Standard Form of Benefit.  The standard form of Retirement Benefit for a Participant who is not married on his Retirement Date shall be an annuity equal to the amount determined in the applicable section of Article 5 or Article 7, commencing on said applicable Retirement Date and payable on the first day of each month thereafter during the life of the Participant.

     Section 6.02  Unmarried Participants - Optional Forms of Benefit.  A Participant who is not married on his Retirement Date may elect to receive a form of benefit other than that set forth in Section 6.01. Such forms shall include all of the options set forth in Article 8 hereof subject to the terms and conditions of said Article 8.

     Section 6.03  Married Participants - Standard Form of Benefit - Qualified Joint and Survivor Annuity.  The standard form of Retirement Benefit for a Participant who is married on his Retirement Date shall be, unless an election is made pursuant to Section 6.05, a benefit in the form of a joint annuity for the life of the Participant commencing on his Retirement Date and payable monthly thereafter during the life of the Participant, with a survivor annuity for the life of his Spouse payable monthly commencing after the Participant's death and equal to one-half (1/2) of the joint annuity. Said annuity shall be the Actuarial Equivalent of the standard form of Retirement Benefit that would have been payable pursuant to Section 6.01 if the Participant had been unmarried on his Retirement Date. This form of benefit shall be known as the Qualified Joint and Survivor Annuity.

     Section 6.04  Married Participants - Written Explanation of Standard Form of Benefit.  In order to alert a married Participant and his Spouse that benefit forms other than the Qualified Joint and Survivor Annuity may be elected, the Employer shall comply with the following procedure. The Employer shall, on a date no less than 30 and no more than 90 days before the Annuity Starting Date, furnish such Participant with a written explanation in nontechnical language of:

(a)  The terms and conditions of the Qualified Joint and Survivor Annuity;

(b)  The Participant's right to make, and the effect of, an election to waive the Qualified Joint and Survivor Annuity;

(c)  The rights of the Participant's Spouse; and

(d)  The right to make, and the effect of, a revocation of a previous election to waive the Qualified Joint and Survivor Annuity.

     Section 6.05  Married Participants - Election to Waive Qualified Joint and Survivor Annuity.  A married Participant may elect, with the consent of his Spouse, pursuant to Section 6.06, to waive the Qualified Joint and Survivor Annuity which would otherwise be his form of benefit pursuant to Section 6.03, and to elect instead an alternate form of benefit. Said election must be in writing and signed by the Participant, and may be made at any time within the 90-day period prior to the Annuity Starting Date which is defined as (a) the first day of the first period for which an amount is payable as an annuity, or (b) in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit. Said election may be revoked by the Participant in writing at any time within such 90-day period. The alternate forms of benefit that may be elected include the standard form of Retirement Benefit set forth in Section 6.01 and all of the options set forth in Article 8 hereof subject to the terms and conditions of said Article 8. An election in effect upon the expiration of the 90-day election period shall become irrevocable.

     Section 6.06  Married Participants - Spouse's Consent to Election to Waive Qualified Joint and Survivor Annuity.  Any election to waive the Qualified Joint and Survivor Annuity, pursuant to Section 6.05, must be consented to in writing by the Participant's Spouse. The Spouse's consent must acknowledge the effect of such election and must be witnessed by a Plan Representative, or by a notary public. Notwithstanding the above consent requirement, if the Participant establishes to the satisfaction of the Plan Administrator that the written consent may not be obtained because there is no Spouse, or the Spouse cannot be located, then the election will be effective without such consent. Any consent (or relief from obtaining such consent) shall be valid only with respect to the Spouse who signs the consent, or the Spouse as to whom relief from obtaining such consent is obtained. A revocation of an election may be made by a Participant without the consent of the Spouse.

     If such election designates a beneficiary, this designation may not be changed without spousal consent unless the spousal consent expressly permits designations by the Participant without any requirement of further consent by the Spouse.

     Section 6.07  Distribution of Small Accounts.  If a Participant ceases to be employed by the Employer and the Actuarial Equivalent of the vested portion of his Accrued Benefit is not greater than $3,500, as of the date that the benefit is to be distributed to the Participant, the former Participant shall receive a lump-sum distribution equal to said Actuarial Equivalent, payable as soon after termination of employment as the Employer deems practicable. Nonetheless, no distribution shall be made pursuant to the preceding sentence after the Annuity Starting Date unless the Participant and his Spouse consent in writing to such distribution.

     Section 6.08  Latest Date for Commencement of Payments.

(a)  Distributions to Five-Percent Owners.

(1)  General Rule.  The required beginning date of a Participant who is a Five-Percent Owner shall be the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2;

(2)  Transitional Rule.  If a Participant who was a Five-Percent Owner during any Plan Year commencing after December 31, 1979 attained age 70-1/2 before January 1, 1988, the required beginning date is the first day of April following the later of (A) the calendar year in which the Participant attains age 70-1/2 or (B) the earlier of the calendar year with or within which ends the Plan Year in which the Participant becomes a Five-Percent Owner, or the calendar year in which the Participant retires. Once distributions have begun to a Five-Percent Owner under this section, the distributions must continue even if the Participant ceases to be a Five-Percent Owner in a subsequent year.

(b)  Distributions to Non-Five-Percent Owners.

(1)  General Rule.  The required beginning date of a Participant who is a Non-Five-Percent Owner shall be the first day of April of the calendar year following the calendar year in which the Participant attains age 70-1/2.

(2)  Transitional Rule.  If a Non-Five-Percent Participant attains age 70-1/2 before January 1, 1988, the Participant's required beginning date is the first day of April of the calendar year following the calendar year in which the later of retirement or attainment of age 70-1/2 occurs.

(c)  Overall Transitional Rule.  If a Participant attains age 70-1/2 during 1988 and has not retired as of January 1, 1989, the Participant's required beginning date is April 1, 1990.

(d)  Overall General Rule.  Anything herein to the contrary notwithstanding, payment of benefits shall commence not later than the 60th day after the close of the Plan Year in which the latest of the following events have occurred:

(1)  The Participant has attained the earlier of age 65 or the normal retirement age;

(2)  The tenth anniversary of the year in which a Participant first became a Participant has occurred; or

(3)  The Participant has terminated service with the Employer or an Affiliated Employer.

ARTICLE 7

RETIREMENT BENEFIT FOR TERMINATED VESTED PARTICIPANTS

     Section 7.01  Retirement Benefit for Terminated Vested Participants.  A vested Participant who terminates his employment with the Employer prior to his Normal Retirement Date and without having elected to receive an Early Retirement Benefit shall be a Terminated Vested Participant and receive the Retirement Benefit for Terminated Vested Participants. The Retirement Benefit for a Terminated Vested Participant shall be the vested percentage of his Accrued Benefit. Such Accrued Benefit and vested percentage shall be determined under Plan provisions in effect on his date of termination of employment.

     Section 7.02  Vested Percentage.

(a)  For a Participant who did not complete any Hours of Service after June 30, 1989, the interest of said Participant in his Accrued Benefit shall be fully vested upon his attaining his Normal Retirement Date or upon the termination of the Plan as provided in Article 13 hereof, and shall otherwise be subject to the following vesting schedule:

Years of Vesting Service	Vested Percentage of Accrued Benefit

Less than 10 Years of Vesting Service	0%

At least 10 Years of Vesting Service	100%

(b)  For a Participant who completed at least one Hour of Service after June 30, 1989, the interest of a Participant in his Accrued Benefit shall be fully vested upon his attaining his Normal Retirement Date or upon the termination of the Plan as provided in Article 13 hereof, and shall otherwise be subject to the following vesting schedule:

Years of Vesting Service	Vested Percentage of Accrued Benefit

Less than 5 Years of Vesting Service	0%

At least 5 Years of Vesting Service	100%

     Section 7.03  Vested Percentage - Special Rule.  If a Participant was employed by the Employer prior to July 1, 1989 and would have a higher vested percentage than that provided by Section 7.02(b) if the vesting rules set forth in Section 7.02(a) were applied, then the Participant shall have such higher vested percentage.

     Section 7.04  Full Vesting of Employee Derived Accounts.  Anything herein to the contrary notwithstanding, a Participant shall be fully vested at all times in his Voluntary Participant Contribution Account.

     Section 7.05  Years of Vesting Service - Rule of Parity.  If a Participant who does not have a Vested Interest shall have five or more consecutive Breaks in Service, Years of Vesting Service completed prior thereto shall be included only if the number of consecutive Breaks in Service is less than the number of Years of Vesting Service completed prior to the first Plan Year in which a Break in Service occurs. If a Participant shall have a Break in Service, Years of Vesting Service prior to the Break in Service shall not be taken into account until the participant has completed one Year of Vesting Service after the Break in Service.

     Section 7.06  Time of Commencement and Manner of Payment of Benefit for Terminated Vested Participants. Except as otherwise provided in Sections 7.07 and 7.08, a Terminated Vested Participant shall commence receiving his Retirement Benefit on his Normal Retirement Date.  The form of benefit shall be determined in accordance with the rules set forth in Articles 6 and 8.

     Section 7.07  Special Option for Terminated Vested Participants to Be Treated Under Rules for Early Retirement.  Any Terminated Vested Participant who has satisfied the service requirement for Early Retirement may elect, after reaching age 55, to have payments commence prior to his Normal Retirement Date. To elect this option, the Terminated Vested Participant must notify the Employer three months in advance of the proposed annuity commencement date. If such election is made, the annuity commencement date shall be treated as if it were the Participant's Early Retirement Date pursuant to Section 4.03, and the Participant's Retirement Benefit shall be calculated in the manner for calculating an Early Retirement Benefit pursuant to Section 5.05, except that his or her Accrued Benefit shall be determined under Plan provisions in effect on his or her date of termination of employment, and said amount shall be multiplied by his or her vested percentage as determined on his or her date of termination of employment. The form of benefit shall be determined in accordance with the rules set forth in Articles 6 and 8.

     Section 7.08  Cash-Out Option Upon Termination of Employment for Reasons Other Than Death.  A Participant who ceases to be employed by the Employer shall receive a lump-sum cash-out of the value of the vested portion of his Accrued Benefit (including a deemed distribution of zero if the Participant has a zero vested percentage) as soon as practicable after said date if the Actuarial Equivalent value of such Participant's vested Accrued Benefit is not greater than $3,500 as of the date that the benefit is to be distributed to the Participant.

     Section 7.09  Restoration of Benefits Upon Return to Service.  If a former Participant who received a distribution pursuant to Section 7.08 at a time when he was not fully vested later becomes an Employee and has not, as of the last day of the Plan Year in which he again becomes an Employee, incurred five consecutive Breaks in Service, such Participant's Accrued Benefit received pursuant to Section 7.07 or 7.08 will be restored as of his date of distribution if the Participant repays to the Plan the full amount of the distribution (including zero if the Participant had a zero vested percentage) plus interest at the rate mandated by section 411(c)(2)(C) of the Code within the earlier of (1) five years after the date in which he again becomes an Employee, or (2) the close of the first period of five consecutive Breaks in Service commencing after the distribution. In the absence of such repayment, Years of Credited Service prior to such distribution shall be disregarded in computing a Participant's benefits hereunder.

ARTICLE 8

OPTIONS

     Section 8.01  Available Options.  A Participant who is entitled to elect an optional form of Retirement Benefit pursuant to Section 6.02 or 6.05 may choose, subject to such uniform terms and conditions as the Employer shall promulgate, to receive the Actuarial Equivalent of the standard form of benefit that would otherwise have been payable, commencing as of his or her applicable Retirement Date, in an optional form. Those options which will be provided are the following:

Option 1 - Life Annuity - A monthly annuity for the life of the Participant commencing on the Participant's Retirement Date.

Option 2 - Joint and Survivor Annuity Option - A monthly joint annuity for the life of the Participant commencing on his Retirement Date, and payable monthly thereafter, with a survivor annuity during the life of his Beneficiary of (a) 100%, (b) 75%, or (c) 50% of the joint annuity as the Participant shall have designated.

Option 3 - Period Certain and Life Option - A monthly annuity for the life of the Participant, but guaranteed for a period of 10 years beginning on his Retirement Date. If the Participant dies before the expiration of the 10-year period, payments shall be payable to a Beneficiary for the balance of such 10 year period.

     Section 8.02  Lump Sum Option and Voluntary Contribution Account.  Subject to the provisions of Sections 6.03 through 6.06, a Participant may elect to receive in one lump sum all amounts then standing to his credit in his Voluntary Participant Contribution Account. To the extent that such election is not made, such accounts shall be distributed in any form provided herein and the distribution shall be the Actuarial Equivalent of the value of such accounts.

     Section 8.03  Prohibited Options.  No option shall become effective unless it meets all of the restrictions contained in Section 6.08 and the minimum distribution requirements set forth under section 401(a)(9) of the Code and any regulations thereunder.

     Section 8.04  Rules and Regulations for Election of Options.  The Employer shall establish such rules and procedures as it deems necessary to advise Participants concerning any options for the payment of benefits which they may elect, and may impose upon any Participant reasonable requirements with respect to filing applications for options. The election of an option must be made not later than the date that payment of the Participant's Retirement Benefit is to commence, or such earlier date as may be prescribed under uniform rules and regulations by the Employer. If a Beneficiary under Option 2 or Option 3 dies before the date the option becomes effective or if such Beneficiary is the Participant's Spouse and they become legally separated or divorced before such date, the election shall be deemed null and void but the Participant shall be entitled to make another election or to designate a new Beneficiary. In the absence of such new election or new designation as the case may be, a Retirement Benefit will be paid to the Participant without regard to such election. The consent of a Beneficiary shall not be required for the election, cancellation, modification or change of an option.

ARTICLE 9

DISTRIBUTIONS UPON DEATH

     Section 9.01  Married Participants - Standard Form - Qualified Pre-Retirement Survivor Annuity.  If:

(a)  a Participant who has a vested percentage ceases to be a Participant by reason of his death, or

(b)  A Terminated Vested Participant (as defined in Article 7) dies before commencing to receive his Retirement Benefit;

and at the time of death such Participant is married, and has been married throughout the one-year period ending on the Participant's date of death, the Surviving Spouse of such Participant shall, to the extent not inconsistent with the standard or optional form of Retirement Benefit of a former Participant then in effect, be entitled to receive a death benefit, in an annual amount equal to that which would have been payable if all of the following hypothetical events had occurred:

(a)  In the case of a Participant or Terminated Vested Participant who died after attaining age 50 with ten (10) years of Vesting Service:

(1)  The Participant applied for, and was granted, an Early Retirement Date which was the first day of the month in which the day before his date of death occurred, and retired on that day without waiving the Qualified Joint and Survivor Annuity; and

(2)  The Participant died on his date of death.

(b)  In the case of a Participant or a Terminated Vested Participant who died prior to attaining age 50 with ten (10) Years of Vesting Service:

(1)  The Participant separated from service on the date which in actuality was his date of death (but with an Accrued Benefit determined as of the date of his actual separation from service);

(2)  The Participant survived to his earliest Retirement Date;

(3)  The Participant elected to have his retirement benefit commence on the day he reached his earliest Early Retirement Date, and the Participant did not waive the Qualified Joint and Survivor Annuity; and

(4)  The Participant died on the day after he attained his earliest Retirement Date.

Such death benefit shall be payable monthly during the life of the Spouse, commencing on the first day of the month following the later of: (i) the Participant's death; or (ii) the day on which the Participant would have reached his earliest Retirement Date if he had separated from service on the date which in actuality was his date of death, and survived until such earliest Retirement Date; and shall be payable monthly thereafter for the life of the Spouse. The death benefit described in this Section shall be known as the Qualified Pre-Retirement Survivor Annuity.

     Section 9.02  No Death Benefit For Other Participants.  Except as provided in Section 9.01, or any option elected under Article 8, or to the extent that a Participant has a voluntary contribution account in the Plan, there is no death benefit payable under this plan.

     Section 9.03  Restrictions on Forms of Death Benefit.  The death benefits provided under this Article 9 shall satisfy the minimum distribution requirements of section 401(a)(9) of the Code and the regulations thereunder.

     Section 9.04  Beneficiaries.  Notwithstanding the consent requirements described in Section 6.06, a Participant or former Participant may designate a Beneficiary or Beneficiaries by executing and delivering to the Employer written notice thereof in such form as may be prescribed by the Employer at any time prior to his death, and he may revoke or change the Beneficiary or Beneficiaries so designated without their consent by other written notices executed and delivered to the Employer from time to time prior to his death. If such former Participant shall have failed to make such a designation, or if no designated Beneficiaries shall survive him, then the Beneficiary shall be the Participant's widow or widower, if living; otherwise in equal shares to surviving children of the Participant; or if none of the above individuals survive the Participant, the Participant's legal representative, or if no legal representative is appointed within one year after the Participant's death, such of the next of kin and/or natural objects of the Participant's bounty as shall be selected by the Employer in its sole and uncontrolled discretion.

     If a person dies before cashing any or all of the checks representing a payment or payments due to him under the Plan, such payment or payments so payable to such deceased person shall be made in the discretion of the Employer either to:

(a)  the person or persons who would be entitled to the deceased person's personal property under the laws of the State of Connecticut (which shall also fix the proportionate interest of such persons) if he had died intestate a resident of Connecticut at the time for such payment under the provisions of the Plan; or

(b)  such relative or relatives of the deceased person by blood, marriage, or adoption as the Employer may select; or

(c)  the estate of the deceased person.

     Section 9.05  Cash-Out of Death Benefit to Spouse or Beneficiary.  The Spouse or Beneficiary shall receive a lump-sum distribution equal to the value of the death benefit payable under the Plan if the present value of such death benefit is not greater than $3,500 on the date when annuity payments would otherwise commence. Such cash-out shall be made as soon as practicable after the Participant's death.

ARTICLE 10

SUSPENSION OF BENEFITS

     Section 10.01  Applicability.  This Article 10 shall apply generally to benefits payable to Participants at a time when they would be entitled to receive benefits were they not employed by the Employer or an Affiliated Employer. This Article 10 shall not apply to benefits payable to a Participant who is employed by the Employer or an Affiliated Employer after the time such benefits are required to commence as provided in Section 6.08.

     Section 10.02  General Rule.  Payment of benefits will be suspended for each calendar month during which a Participant who has not reached his Normal Retirement Date is employed by the Employer or an Affiliated Employer. Upon termination of employment at the expiration of such further period of employment or upon attaining his Normal Retirement Date or the required beginning date provided in Section 6.08, the Participant shall be entitled to receive benefits recomputed on the basis of his Average Monthly Compensation and Years of Credited Service to the date of such termination or attainment, reduced by the Actuarial Equivalent of any benefit payments he previously received under the Plan.

     Payment of benefits will not be suspended for Participants who have attained their Normal Retirement Date or the required beginning date as provided in Section 6.08. If employed by the Employer or an Affiliated Employer, such Participant shall have his benefit recomputed on an annual basis taking into account his Average Monthly Compensation and Years of Credited Service as of the last day of the Plan Year, reduced by the Actuarial Equivalent of benefit payments received during the year.

     Section 10.03  Notification.  No payment may be withheld pursuant to this Article 10 until written notice is given to the Participant by the Employer that benefits are suspended. Such notice must be given by personal delivery or first class mail during the first calendar month or payroll period in which payments are withheld. Any notification shall contain a description of the specific reasons why benefit payments are being suspended, a description of the provisions of this Article 10, and a statement to the effect that applicable Department of Labor Regulations may be found in section 2530.203-3 of the Code of Federal Regulations. In addition, the notice shall inform the Participant that the claims procedure of Section 20.06 is applicable to afford a review of the suspension of benefits.

ARTICLE 11

ROLLOVER CONTRIBUTIONS

     Section 11.01  Rollover Contributions - Election Rules.  This Section 11.01 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this subsection, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator in accordance with applicable regulations, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

(a)  A Distributee who is entitled to elect a Direct Rollover with respect to all or any portion of a distribution but who does not make any election shall be deemed to have rejected the Direct Rollover option.

(b)  A Distributee who elects a Direct Rollover with respect to any Eligible Rollover Distribution that is one in a series of installment payments made at least annually over a period of less than 10 years shall be deemed to have made the same election with respect to all subsequent Eligible Rollover Distributions in the series unless and until the Distributee changes the election. A change of election shall be accomplished by notifying the Plan Administrator of the change in the form and manner prescribed by the Plan Administrator.

(c)  No earlier than 90 days and no later than 30 days before an Eligible Rollover Distribution is to be made (except to the extent the Participant or Beneficiary elects in writing to waive the thirty-day period), and in accordance with section 402(f) of the Internal Revenue Code and applicable regulations, the Plan Administrator shall provide to the Distributee an explanation of the right to elect a Direct Rollover, the federal tax withholding consequences of failing to elect a Direct Rollover, the tax effects of making a rollover (other than a Direct Rollover) to an Eligible Retirement Plan, and the tax rules applicable to lump sum distributions, if applicable. A Distributee who elects a Direct Rollover must provide all information that the Plan Administrator may require to complete the Direct Rollover.

     11.02 Rollover Definitions.  For the purposes of this section, the following definitions will apply:

(a)  An "Eligible Rollover Distribution" is any distribution of all or any portion of the balance of the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (at least annually) made for the life (or the life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a) (9) of the Internal Revenue Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b)  A distribution of less than $200 that would otherwise be an Eligible Rollover Distribution with the meaning of item (a) shall not be an Eligible Rollover Distribution if it is reasonable to expect that all such distributions to the Distributee from the Plan during the same calendar year will total less than $200.

(c)  An "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Internal Revenue Code, an individual retirement annuity described in Section 408(b) of the Internal Revenue Code or a qualified trust described in Section 401(a) of the Internal Revenue Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(d)  A "Distributee" includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code, are Distributees with regard to the interest of the spouse or former spouse.

(e)  A "Direct Rollover" is a payment by the Plan directly to the Eligible Retirement Plan specified by the Distributee.

ARTICLE 12

ADMINISTRATION

     Section 12.01  Named Fiduciaries.  The following shall be named fiduciaries of the Plan:

(a)  The Employer;

(b)  The Funding Agent;

(c)  The individuals, committees of individuals, firms or corporations, if any, to whom the Employer allocates its responsibilities in accordance with the provisions of Sections 12.02 and 12.03, infra.

     Section 12.02  Responsibilities of the Employer as Plan Administrator.  The Employer shall be the Plan Administrator of the Plan. The Employer shall have the following powers and responsibilities as Plan Administrator of the Plan:

(a)  To determine benefit rights and construe the terms of the Plan;

(b)  To instruct the Funding Agent in the disbursement of benefits;

(c)  To make such rules and regulations as it may deem necessary to carry out the provisions of the Plan;

(d)  To employ actuaries, attorneys, accountants and such other individuals as it shall deem necessary or desirable in the administration of the Plan, and to delegate to such individual such powers and responsibilities as it shall determine, provided that such employment and delegation shall not ipso facto make such individuals fiduciaries of the Plan;

(e)  To determine, in accordance with uniform standards, any question arising in the administration, interpretation and application of the Plan, such determination to be conclusive and binding to the extent the same shall not be plainly inconsistent with the terms of the Plan or any applicable law;

(f)  To decide any disputes which may arise;

(g)  To give instructions and directions to the Funding Agent as necessary;

(h)  To designate, consistent with sound standards, the actuarial bases to be used for all actuarial calculations; and

(i)  To keep a record of all allocations and designations of fiduciary duties made in accordance with the provisions of this Article 12.

     The Employer may allocate some or all of its powers and responsibilities as Plan Administrator, as enumerated above, to such individuals, committees of individuals, firms or corporations as it shall determine, in which case such individuals, committees of individuals, firms or corporations shall be named fiduciaries. Such allocations shall be made in writing and shall name the entity to whom the allocation has been made and describe the fiduciary duties allocated by it. A copy of such allocation shall be filed with the Plan Administrator.

     In exercising its powers and responsibilities as Plan Administrator, the Employer, or, when appropriate, the individuals, committees of individuals, firms, or corporations to whom any power and responsibility are allocated, shall have full and uncontrolled discretion to make any determination or decision and, when made, such determination or decision shall be conclusive and binding.

     Section 12.03  Responsibilities of the Employer Other Than as Plan Administrator.  The Employer shall have the following powers and responsibilities with regard to the Plan, apart from any responsibilities it shall have as Plan Administrator:

(a)  To amend or terminate the Plan;

(b)  To determine the funding policy of the Plan;

(c)  To appoint and change the Funding Agent;

(d)  To appoint and change an Investment Manager; and

(e)  To review periodically the performance of all named fiduciaries and other entities to which the Employer allocates or delegates responsibilities.

     The Employer may allocate some or all of its powers and responsibilities under this Section to such individuals, committees of individuals, firms or corporations as it shall determine, in which case such individuals, committees of individuals, firms or corporations shall be named fiduciaries. Such allocations shall be made in writing and shall name the entity to whom the allocation has been made and describe the fiduciary duties allocated to it. A copy of such allocation shall be filed with the Plan Administrator.

     Section 12.04  Employer to Act by Board.  Whenever the Employer is required or authorized to make any appointments, or allocate or delegate any responsibilities, such action may be taken by its Board. Without limiting the generality of the foregoing, the Board may confer upon any individual, committee of individuals, firm or corporation further power to delegate responsibilities.

     Section 12.05  Responsibilities of the Funding Agent.  The Funding Agent shall have the following powers and responsibilities:

(a)  To maintain custody of the Fund;

(b)  To manage and control the investment of the Fund consistent with the funding policy of the Plan, except to the extent that an Investment Manager (or Managers) is appointed;

(c)  To disburse benefits as instructed by the Plan Administrator or his agent under Section 12.02;

(d)  To perform any other functions which are specifically allocated to it in the Funding Agreement.

     Section 12.06  Procedure for Named Fiduciaries to Designate Others to Carry Out Responsibilities.  Every named fiduciary shall have the power to designate such other individual, committee of individuals, firm or corporation as it chooses to carry out some or all of its fiduciary duties. Such designation shall be made in writing, and shall name the entity designated and describe the fiduciary duties. A copy of such designation shall be filed with the Plan Administrator.

     Section 12.07  Limitation of Responsibilities.  The responsibility of the Employer, Plan Administrator, any Funding Agent, any Investment Manager, or any individuals, committees of individuals, firms or corporations, to which fiduciary responsibilities are allocated, or who are designated to perform fiduciary responsibilities, as provided herein, shall be limited to that expressly granted and, except as may be provided in section 405 of the Employee Retirement Income Security Act of 1974, neither the Employer, Plan Administrator, any Funding Agent, any Investment Manager, nor any such individuals, committees of individuals, firms or corporations shall be responsible except for his, her, its or their own acts or omissions.

ARTICLE 13

AMENDMENT OR TERMINATION OF PLAN

     Section 13.01  Right to Amend Plan.  The Employer reserves the right at any time and from time to time by action of its Board of Directors to amend, in whole or in part, any or all of the provisions of the Plan by notice thereof in writing delivered to the Funding Agent, provided that no such amendment shall authorize or permit, at any time prior to the satisfaction of all liabilities with respect to the Plan, any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the persons covered by the Plan. Except as may be permitted by law or regulation, no such amendment shall have the effect of retroactively changing, or depriving Employees, Beneficiaries and contingent annuitants of, rights already accrued under the Plan, provided that any amendment may be made retroactively which is necessary to bring the Plan into conformity with governmental regulations in order to qualify or maintain the qualification of the Plan for tax exemption.

     Section 13.02  Right to Terminate Plan.  The Employer reserves the right at any time and from time to time by action of the Board to terminate the Plan with respect to its Employees and Participants. Any such termination shall be set out in an instrument in writing executed on behalf of the Employer by its duly authorized officer or officers, and this Plan shall be deemed to have been terminated with respect to the Employer in the manner and to the extent set forth in such instrument, accompanied by a duly certified copy of a resolution of the Board of the Employer.

ARTICLE 14

ALLOCATION OF ASSETS

     Section 14.01  Allocation of Assets.  In the event of termination of the Plan, each Participant's Accrued Benefit, or in the event of the termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the Accrued Benefit of each Participant affected by such partial termination shall become fully vested and nonforfeitable to the extent funded. The assets then held by the Funding Agent, or those assets allocable to Participants affected by the partial termination, as the case may be, after providing the expenses of the Plan, including the Funding Agent's fees and actuarial expenses incurred in connection with such termination, shall be allocated to the extent that they shall be sufficient for the purpose of paying such Accrued Benefits to affected Participants, former Participants and Retired Participants, including Beneficiaries of deceased Retired Participants, in accordance with Section 4044 of the Employee Retirement Income Security Act of 1974, in the following order:
First	-

In the case of the benefit of a Participant or Beneficiary which was in pay status as of the beginning of the 3-year period ending on the termination date of the Plan, to each such benefit, based on the provisions of the Plan (as in effect during the 5-year period ending on such date), under which such benefit would be the least. This lowest benefit in pay status during a 3-year period shall be considered the benefit in pay status for such period.

Second	-

In the case of a Participant's or Beneficiary's benefit (other than a benefit described in priority category First) which would have been in pay status as of the beginning of such 3-year period if the Participant had retired prior to the beginning of the 3-year period and if his benefits had commenced (in the normal form of annuity under the Plan) as of the beginning of such period, to each such benefit based on the provisions of the Plan (as in effect during the 5-year period ending on such date), under which such benefit would be the least.

Third	-	To all other benefits (if any) of individuals under the Plan guaranteed by the Pension Benefit Guaranty Corporation determined without regard to prior plan terminations.
Fourth	-	To all other benefits under the Plan which would have been vested regardless of the provisions of this Section.
Fifth	-	To all other benefits under this Plan.
Sixth	-

Any residual assets of the Plan may then be distributed to the Employer if all liabilities of the Plan to Participants and their Beneficiaries have been satisfied and the distribution does not contravene any provision of law.

     Section 14.02  Method of Allocation of Assets.  Such allocation shall be accomplished through one or a combination of the following ways, i.e., (a) continuance of the Fund or establishment of a new such fund; or (b) purchase of any annuity contract or contracts; provided, however, that the Employer upon finding that it is not practicable or desirable under the circumstances to do either of the foregoing with respect to some or all of the groups listed above, may provide for the disposition of a part or all of the assets of the Fund in a manner other than by the continuance of the Fund or a new trust fund or by means of annuity contracts with respect to some or all of the groups listed above, but no change shall be effected thereby in the order of precedence and basis for allocation above established. If any allocation produces a retirement benefit of less than Fifty Dollars ($50.00) per year for any person, the Employer may pay in lieu of a retirement benefit a lump-sum of equivalent actuarial value.

     Section 14.03  Impossibility of Diversion of Assets.  Anything in this Plan which might be construed to the contrary notwithstanding, however, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to Participants and Beneficiaries for any part of the corpus or income of the Fund to be used for, or diverted to, purposes other than for the purposes herein stated.

ARTICLE 15

SUCCESSOR EMPLOYER AND

MERGER OR CONSOLIDATION OF PLANS

     Section 15.01  Successor Employer.  In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which the Plan and Funding Agreement will be continued by the successor, and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all the powers, duties and responsibilities of the Employer under the Plan.

     Section 15.02  Merger or Consolidation.  In the event of this or any merger or consolidation of the Plan with, or transfer in whole or in part of the assets and liabilities of the Plan to, a different plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of the Plan, the assets applicable to such Participants shall be transferred only if each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had been terminated). No Funding Agent shall be required to make any such transfer except upon certification of resolutions of the Board of the Employer, or of the board of directors of any new or successor employer of the affected Participants, authorizing such transfer, and upon adequate assurances that such other plan had qualified under section 401(a) and the related trust, if any, was exempt under section 501(a) of the Code. Nothing in this Section 16.02 shall be construed to imply that any merger or consolidation shall constitute a termination or discontinuance of the Plan or that the value of any Participant's benefit after any such merger or consolidation is guaranteed at any specific level.

ARTICLE 16

LIMITATIONS ON INCREASES IN BENEFITS

     Section 16.01  Restrictions.  Internal Revenue Service regulations impose limitations upon the benefits payable to certain persons if the Plan is terminated within ten years after its Effective Date or the effective date of an amendment liberalizing benefits, or if the full current costs with respect to a ten-year period are not met by the end of the period, prior to the date full current costs of the Plan have been met for the first time, or if a nonannuity distribution becomes payable while the limitations are applicable. These limitations apply only to a person who is one of the twenty-five highest paid employees of the Employer on the latest such effective date, and for whom a monthly pension of $125 or more will be provided by the Employer contributions alone on his Normal Retirement Date, assuming he remains in the Employer's service until that date. Upon the date the limitations are imposed, any pension or portion thereof provided at or before termination or curtailment for such person by Employer contributions in excess of his Unrestricted Maximum is required to be canceled. His Unrestricted Maximum is the greatest of (a), (b) and (c):

(a)  The Employer contributions, if any, which would have been applied to provide benefits for such person if the Plan had not been amended, but not greater than any Unrestricted Maximum previously applicable to him;

(b)  $20,000.00;

(c)  The sum of:

(1)  An amount computed by multiplying the number of years for which current costs of the Plan have been met since the Effective Date of the Plan or the latest amendment liberalizing benefits by twenty percent (20%) of his average annual Compensation for the last five years of his service with the Employer, or $10,000.00, whichever is smaller; and

(2)  The Employer contributions, if any which would have been applied to provide benefits for such person if the Plan had terminated immediately before the effective date of amendment, but not greater than any Unrestricted Maximum previously applicable to him.

ARTICLE 17

FUND AND FUNDING AGENT

     Section 17.01  Appointment and Transfer of Funds.  To carry out the provisions of the Plan, the Employer may at any time provide for the custody and investment of the funds which arise from contributions pursuant to the Plan and for the payment of benefits under the Plan by contract with such insurance company or companies and/or with such trustee or trustees and/or with such other persons as it may from time to time determine. Subject to the provisions of Section 17.02 hereof, upon the written direction of the Employer, any Funding Agent may be instructed to pay over the funds (less any amount constituting charges and expenses payable therefrom) or such part thereof as the Employer shall specify to another Funding Agent.

     Section 17.02  Successor Funding Agents; Miscellaneous.  The Employer, in its sole and absolute discretion, reserves the right at any time and from time to time to designate a successor Funding Agent or Agents; to enter into and make amendments to such contracts or agreements with Funding Agents as it may deem desirable to accomplish the objectives of the Plan; to provide for the payment thereafter of the contributions hereunder to other or additional Funding Agent or Agents; and to require a Funding Agent to transfer funds arising from contributions pursuant to the Plan to another Funding Agent, provided that the Employer shall have no power to perform any of such actions in such manner as will cause or permit any part of the funds accumulated pursuant to the Plan to be directed to purposes other than for the exclusive benefit of Participants or their Beneficiaries, survivors or estates, retired employees or their Beneficiaries or as will cause or permit any portion of such funds to revert to or become the property of the Employer prior to the satisfaction of the liabilities under the Plan.

     Section 17.03  Compensation and Expenses.  The compensation of the Funding Agent and all expenses incurred in the administration of the Fund shall be paid from the Fund, unless sooner paid by the Employer.

ARTICLE 18

LIMITATION ON BENEFITS

     Section 18.01  General.  This Article 19 is intended to impose a limitation on the benefits provided in the Plan required by section 415 of the Code and the Regulations thereunder, the terms of which are specifically incorporated herein. The definitions contained in Section 18.05 shall apply to all terms used in this Article 18 regardless of any different definitions contained elsewhere in the Plan. Section 18.02 "Basic Limitation" (except for the last sentence thereof) applies regardless of whether any Participant is or ever has been a Participant in another qualified plan maintained by the Employer. If any Participant is or ever has been a Participant in another qualified plan or a welfare benefit fund, as defined in section 419(e) of the Code, or an individual medical account, as defined in section 415(l)(2) of the Code, which provides for Annual Additions maintained by the Employer, Section 18.03 "Overall Limitation" is also applicable to that Participant's benefits.

     Section 18.02  Basic Limitation.  The Annual Benefit otherwise payable to a Participant at any time will not exceed the Maximum Permissible Amount. If the benefit the Participant would otherwise accrue in a Limitation Year would produce an Annual Benefit in excess of the Maximum Permissible Amount, the rate of accrual will be reduced so that the Annual Benefit will equal the Maximum Permissible Amount. Nevertheless, an Annual Benefit will not be reduced if it is not more than $1,000 multiplied by a Participant's number of Years of Vesting Service (not to exceed 10) or parts thereof, with the Employer, if the Employer has not at any time maintained a defined contribution plan, a welfare benefit plan as defined in section 419(e) of the Code, or an individual medical account as defined in section 415(l)(2) of the Code in which such Participant participated.

     Section 18.03  Overall Limitation.

(a)  If the Participant is or ever has been covered under more than one defined benefit plan maintained by the Employer, the sum of the Participant's Annual Benefits from all such plans may not exceed the Maximum Permissible Amount. In order to achieve that result, the Annual Benefit payable in this Plan will be limited.

(b)  If the Employer maintains or at any time has maintained one or more qualified defined contribution plans covering any Participant in this Plan, a welfare benefit plan as defined in section 419(e) of the Code, or an individual medical account as defined in section 415(l)(2) of the Code, which provides for Annual Additions, the sum of the Participant's Defined Contribution Fraction and Defined Benefit Fraction will not exceed 1.0 in any Limitation Year. In order to achieve that result, the Annual Allocation payable in the defined contribution plan will be limited.

     Section 18.04  Protection of Current Accrued Benefit.  If the Current Accrued Benefit of an individual who was a Participant in the Plan on January 1, 1987 exceeds the Maximum Permissible Amount, then, for purposes of section 415(b) and (e) of the Code, the Defined Benefit Dollar Limitation for such Participant shall be equal to such Current Accrued Benefit. The preceding sentence applies only if the Plan met the requirements of section 415 of the Code for all Limitation Years beginning before May 6, 1986.

     Section 18.05  Definitions and Rules.

(a)  Annual Additions.  The sum of the following amounts credited to a Participant's account for the Limitation Year:

(1)  Employer contributions;

(2)  Employee contributions;

(3)  Forfeitures; and

(4)  Amounts allocated to an individual medical account, as defined in section 415(l)(2) of the Code, which is part of a pension or annuity plan maintained by the Employer are treated as Annual Additions to a defined contribution plan.

Also, amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in section 419A(d)(3) of the Code, under a welfare benefit fund, as defined in section 419(e) of the Code, maintained by the Employer, are treated as Annual Additions to a defined contribution plan.

(b)  Annual Benefit.  A retirement benefit under the Plan which is payable annually in the form of a straight life annuity. Except as provided below, a benefit payable in a form other than a straight life annuity must be adjusted to an Actuarial Equivalent straight life annuity before applying the limitations of this Article. The interest rate assumption used to determine the Actuarial Equivalent will be the greater of the interest rate specified in defining that term herein or five percent (5%). The mortality basis used to determined the Actuarial Equivalent will be the 1983 Mortality Table with rates blended 50% male and 50% female, or such other table that may be prescribed by the Secretary in accordance with section 415(b)(2)(E)(v). The annual Benefit must not include any benefits attributable to Employee contributions or rollover contributions or the assets transferred from a qualified plan that was not maintained by the Employer. No actuarial adjustment to the benefit is required for (1) the value of a qualified joint and survivor annuity, (2) the value of benefits that are not directly related to retirement benefits (such as qualified disability benefits, pre-retirement death benefits, and post-retirement medical benefits), and (3) the value of post-retirement cost of living increases made in accordance with section 415(d) of the Code and section 1.415-3(c)(2)(iii) of the Federal Income Tax Regulations.

(c)  Compensation.  A Participant's earned income, wages, salaries and fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer (including but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of the profits, commissions on insurance premiums, tips, and bonuses) and excluding the following:

(1)  Employer contributions to a plan of deferred compensation which are not included in the Employee's gross income for the taxable year in which contributed or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee or any distributions from a plan of deferred compensation;

(2)  Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(3)  Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified or incentive stock option; and

(4)  Other amounts which received special tax benefits or contributions made by the Employer (whether or not under a salary reduction agreement) toward the purchase of an annuity described in section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the employee).

Compensation for any Limitation Year is the compensation actually paid or included in gross income during such year.

(d)  Current Accrued Benefit.  A Participant's Accrued Benefit under the Plan, determined as if the participant had separated from service on December 31, 1986, when expressed as an annual benefit within the meaning of section 415(b)(2) of the Code. In determining the amount of a Participant's Current Accrued Benefit, the following shall be disregarded:

(1)  Any change in the terms and conditions of the Plan after May 5, 1986; and

(2)  Any cost of living adjustment occurring after May 5, 1986.

(e)  Defined Benefit Dollar Limitation:  $90,000. Effective on January 1, 1988, and each January thereafter, the $90,000 limitation will be automatically adjusted by multiplying such limit by the Adjustment Factor.

(f)  Defined Benefit Fraction.  A fraction the numerator of which is the sum of the Participant's Projected Annual Benefits under the Plan (and under all other defined benefit plans, whether or not terminated, maintained by the Employer), and the denominator of which is the lesser of one hundred and twenty-five percent (125%) of the dollar limitation determined for the Limitation Year under section 415(b) and (d) of the Code and in accordance with Section 19.05(h) hereof, or one hundred and forty percent (140%) of the Highest Average Compensation, including any adjustment under section 415(b) of the Code.

     Notwithstanding the above, if the Participant was a Participant in this Plan on January 1, 1987, the denominator of this fraction will not be less than one hundred and twenty-five percent (125%) of the sum of the Annual Benefits under the Plan (or under all such defined benefit plans) which the Participant had accrued as of December 31, 1986, disregarding any changes in the terms and conditions of the Plans after May 5, 1986. The preceding sentence applies only if the Plan satisfied the requirements of section 415 of the Code for all Limitation Years beginning before January 1, 1987.

(g)  Defined Contribution Fraction.  A fraction the numerator of which is the sum of the Annual Additions to the Participant's account under all defined contribution plans (whether or not terminated) maintained by the Employer for the current and all prior Limitation Years, and the Annual Additions attributable to all welfare benefit funds, as defined in section 419(e) of the Code, or individual medical accounts, as defined in section 415(l)(2) of the Code, maintained by the Employer, and the denominator of which is the sum of the maximum aggregate amounts for the current and all prior Limitation Years of service with the Employer (regardless of whether a defined contribution plan was maintained by the Employer). The maximum aggregate amount in any Limitation Year is the lesser of one hundred and twenty-five percent (125%) of the dollar limitation determined under sections 415(b) and (d) of the Code in effect under section 415(c)(1)(A) of the Code or thirty-five percent (35%) of the Participant's Compensation for such year.

     If the Employee was a Participant as of the first day of the first Limitation Year beginning after December 31, 1986 in one or more defined contribution plans maintained by the Employer which were in existence on May 6, 1986, the numerator of this fraction will be adjusted if the sum of this fraction and the Defined Benefit Fraction would otherwise exceed 1.0 under the terms of this Plan. Under the adjustment, an amount equal to the product of (1) the excess of the sum of the fractions over 1.0 times (2) the denominator of this fraction will be permanently subtracted from the numerator of this fraction. This adjustment is calculated using the fractions as they would be computed as of the end of the last Limitation Year beginning before January 1, 1987, and disregarding any changes in the terms and conditions of the Plan made after May 6, 1986, but using the section 415 limitation applicable to the first Limitation Year beginning on or after January 1, 1987.

     The Annual Addition for any Limitation Year beginning before January 1, 1987, shall not be recomputed to treat all Employer contributions as Annual Additions.

(h)  Employer.  The Employer that adopts this Plan and all members of a controlled group of corporations (as defined in section 414(b) of the Code, as modified by section 415(h)), all commonly controlled trades or businesses (as defined in section 414(c) of the Code, as modified by section 415(h)), or affiliated service groups (as defined in section 414(m) of the Code) of which the Employer is a part and any other entity required to be aggregated with the Employer pursuant to regulations under section 414(o) of the Code.

(i)  Highest Average Compensation.  The average Compensation for the three consecutive Years of Service with the Employer that produces the highest average.

(j)  Limitation Year.  The Plan Year.

(k)  Maximum Permissible Amount.

(1)  The lesser of the Defined Benefit Dollar Limitation or one hundred percent (100%) of the Participant's Highest Average Compensation.

(2)  If the Participant has less than ten (10) Years of Credited Service with the Employer, the Defined Benefit Dollar Limitation is reduced by one-tenth for each Year of Credited Service (or part thereof) less than ten. To the extent provided in regulations or in other guidance issued by the Internal Revenue Service, the preceding sentence shall be applied separately with respect to each change in the benefit structure of the Plan. If the Participant has less than ten Years of Vesting Service with the Employer, the compensation limitation is reduced by one-tenth for each Year of Vesting Service (or part thereof) less than ten. The adjustments of this subsection (k)(2) shall be applied in the denominator of the Defined Benefit Fraction based upon Years of Vesting Service. Years of Vesting Service shall include future years occurring before the Participant's Normal Retirement Age. Such future years shall include the year which contains the date the Participant reaches Normal Retirement Age, only if it can be reasonably anticipated that the Participant will receive a Year of Service for such year.

(3)  If the annual benefit of the Participant commences before the Participant's Social Security Retirement Age, but on or after age 62, the Defined Benefit Dollar Limitation as reduced above, if necessary, shall be determined as follows:

(A)  If a Participant's Social Security Retirement Age is 65, the dollar limitation for benefits commencing on or after age 62 is determined by reducing the Defined Benefit Dollar Limitation by five-ninths of one percent (5/9 of 1%) for each month by which benefits commence before the month in which the Participant attains age 65.

(B)  If a Participant's Social Security Retirement Age is greater than 65, the dollar limitation for benefits commencing on or after age 62 is determined by reducing the Defined Benefit Dollar Limitation by five-ninths of one percent (5/9 of 1%) for each of the first 36 months and five-twelfths of one percent (5/12 of 1%) for each of the additional months (up to 24 months) by which benefits commence before the month of the Participant's Social Security Retirement Age.

(4)  If the annual benefit of a Participant commences prior to age 62, the Defined Benefit Dollar Limitation shall be the actuarial equivalent of an annual benefit beginning at age 62, as determined above, reduced for each month by which benefits commence before the month in which the Participant attains age 62. To determine actuarial equivalence, the interest rate assumption is the greater of the rate specified in the Plan or five percent (5%). The mortality basis used to determined the Actuarial Equivalent will be the 1983 Mortality Table with rates blended 50% male and 50% female, or such other table that may be prescribed by the Secretary in accordance with section 415(b)(2)(E)(v). Any decrease in the Defined Benefit Dollar Limitation determined in accordance with this subsection (k)(4) shall not reflect the mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant.

(5)  If the annual benefit of a Participant commences after the Participant's Social Security Retirement Age, the Defined Benefit Dollar Limitation as reduced in (2) above, if necessary, shall be increased so that it is the actuarial equivalent of an annual benefit of such Dollar Limitation beginning at the Participant's Social Security Retirement Age. To determine actuarial equivalence, the interest rate assumption used is the lesser of the rate specified in the Plan or five percent (5%). The mortality basis used to determined the Actuarial Equivalent will be the 1983 Mortality Table with rates blended 50% male and 50% female, or such other table that may be prescribed by the Secretary in accordance with section 415(b)(2)(E)(v).

(l)  Projected Annual Benefit.  The Annual Benefit as defined in subsection (b) of this section to which the Participant would be entitled under the terms of the Plan assuming (1) the Participant will continue employment until Normal Retirement Age under the Plan (or current age, if later), and (2) the Participant's Compensation for the current Limitation Year and all other relevant factors used to determine benefits under the Plan will remain constant for all future Limitation Years.

(m)  Social Security Retirement Age.  Age 65 in the case of a Participant attaining age 62 before January 1, 2000 (i.e., born before January 1, 1938), age 66 for a Participant attaining age 62 after December 31, 1999, and before January 1, 2017 (i.e., born after December 31, 1937, but before January 1, 1955), and age 67 for a Participant attaining age 62 after December 31, 2016 (i.e., born after December 31, 1954).

(n)  Year of Credited Service.  A Year of Credited Service as defined in Section 1.36 hereof, plus one year for each year in which a Participant is totally and permanently disabled within the meaning of section 415(c)(3)(C)(i) of the Code, provided that no more than one Year of Credited Service will be credited for any 12-month period.

     Section 18.06 Dollar Limitation for Terminated Employees.  In the event that at any time the Maximum Permissible Amount has limited the Annual Benefit of a Terminated Vested Participant or a Retired Participant and such limitation is due to the Defined Benefit Dollar Limitation, as it may have been adjusted, and any adjustment of the Defined Benefit Dollar Limitation pursuant to the second paragraph of Section 18.05(e) hereof increases the Maximum Permissible Amount as it applies to such Terminated Vested Participant or Retired Participant, then his Annual Benefit shall be increased accordingly.

ARTICLE 19

TOP-HEAVY PROVISIONS

     Section 19.01  Top-Heavy Definitions.

(a)  Key Employee.  Any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was (1) an officer of the Employer if such individual's annual Compensation exceeds fifty percent (50%) of the dollar limitation under section 415(b)(l)(A) of the Code, (2) an owner (or considered an owner under section 3l8 of the Code) of one of the ten largest interests in the Employer if such individual's compensation exceeds one hundred percent (100%) of the dollar limitation under section 415(c)(1)(A) of the Code, (3) a Five-Percent Owner of the Employer, or (4) a one-percent owner of the Employer who has an annual compensation of more than $150,000. Annual compensation means compensation as defined in section 415(c)(3) of the Code, but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the Employee's gross income under sections 125, 402(a)(8), 402(h) or 403(b) of the Code. The determination period is the Plan Year containing the Determination Date and the four preceding Plan Years.

     The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and the regulations thereunder.

(b)  Top-Heavy Plan.  This Plan is Top-Heavy if any of the following conditions exist:

(1)  If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans;

(2)  If this Plan is part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%);

(3)  If the Plan is part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds sixty percent (60%).

(c)  Top-Heavy Ratio.

(1)  If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer has not maintained any defined benefit plan which during the five-year period ending on the Determination Date(s) has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group as appropriate is a fraction, the numerator of which is the sum of the accounts of all Key Employees as of the Determination Date(s) (including any part of any account distributed in the five-year period ending on the Determination Date(s)) and the denominator of which is the sum of all accounts (including any part of any account distributed in the five-year period ending on the Determination Date(s)), both computed in accordance with section 4l6 of the Code and the regulations thereunder. Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under section 4l6 of the Code and the regulations thereunder.

(2)  If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which during the five-year period ending on the Determination Date(s) has or has had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group as appropriate is a fraction the numerator of which is the sum of the accounts under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with (1) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all Key Employees as of the Determination Date(s) and the denominator of which is the sum of the accounts under the aggregated defined contribution plan or plans for all Participants determined in accordance with (1) above, and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date(s), all determined in accordance with section 4l6 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an accrued benefit made in the five-year period ending on the Determination Date.

(3)  For purposes of (1) and (2) above, the value of accounts and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the twelve-month period ending on the Determination Date, except as provided in section 4l6 of the Code and the regulations thereunder for the first and second plan years of a defined benefit plan. The accounts and accrued benefits of a Participant (A) who is not a Key Employee, but who was a Key Employee in a prior year, or (B) who has not been credited with at least one Hour of Service with the Employer at any time during the five-year period ending on the Determination Date will be disregarded. The calculation of the Top-Heavy Ratio and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with section 4l6 of the Code and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans, the value of accounts and accrued benefits will be calculated with reference to the Determination Date(s) that fall within the same calendar year.

(4)  The accrued benefit of a Participant other than a Key Employee shall be determined under the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer, or if there is no such method, as if such benefit accrued not more rapidly that the slowest accrual rate permitted under the fractional rule of section 411(b)(1)(C) of the Code.

(d)  Super Top-Heavy Plan.  This Plan is a Super Top-Heavy Plan if the Top-Heavy Ratio exceeds ninety percent (90%).

(e)  Permissive Aggregation Group.  The Required Aggregation Group of plans, plus any other plans or plans of the Employer which when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

(f)  Required Aggregation Group.

(1)  Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the determination period regardless of whether the plan has terminated; and

(2)  Any other qualified plan of the Employer which enables a plan described in (1) to meet the requirements of sections 401(a)(4) and 410 of the Code. As used herein, the phrase "qualified plan of the Employer" shall include all plans of the Employer whether or not terminated (including Keogh Plans).

(g)  Determination Date.  For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

(h)  Present Value.  Present Value shall be based on the interest and mortality rates specified herein for determining Actuarial Equivalents.

(i)  Non-Key Employee.  Any Employee who is not a Key Employee, including Employees who were formerly Key Employees.

(j)  Valuation Date.  The date elected to determine the value of account balances and the present value of accrued benefits pursuant to Section 19.01(c)(3) for purposes of determining the Top-Heavy Ratio.

     Section 19.02  Effect of Top Heaviness.  If the Plan is a Top-Heavy Plan in any Plan Year, the Plan must satisfy the additional requirements set forth in Section 20.03 through 19.05 which shall supersede any conflicting provisions in the Plan.

     Section 19.03  Minimum Accrued Benefit.  For any Plan Year in which the Plan is Top-Heavy, each Participant who is a Non-Key Employee and has completed 1,000 Hours of Service will accrue a benefit (to be provided solely by Employer contributions and expressed as a life annuity commencing at Normal Retirement Age) of not less than two percent (2%) of his highest average Compensation for the five consecutive years for which the Participant had the highest Compensation. The aggregate Compensation for the year during such five-year period in which the Participant was credited with a year of service will be divided by the number of such years in order to determine average annual Compensation. The minimum accrual is determined without reference to any Social Security contribution. The minimum accrual applies even though under other Plan provisions the Participant would not otherwise be entitled to receive an accrual, or would have received a lesser accrual for the year because:

(a)  The Non-Key Employee fails to make mandatory Contributions to the Plan;

(b)  The Non-Key Employee's Compensation is less than a stated amount;

(c)  The Non-Key Employee is not employed on the last day of the accrual computation period; or

(d)  The Plan is integrated with Social Security.

     For purposes of computing the minimum Accrued Benefit, Compensation will mean Compensation as defined in Section 18.05(c) of the Plan. Compensation for years of service beginning after the close of the last Plan Year in which the Plan is Top-Heavy shall be disregarded.

     No additional benefit accrual shall be provided pursuant to this Section 19.03 to the extent that the total accruals on behalf of the Participant attributable to Employer contributions will provide a benefit expressed as a life annuity commencing at Normal Retirement Age that equals or exceeds twenty percent (20%) of the Participant's highest average Compensation for the five consecutive years for which the Participant had the highest Compensation. In determining whether or not such total accruals exceeds such twenty percent (20%), all accruals of Employer derived benefit, whether or not attributable to years in which the Plan is Top-Heavy, may be used.

     The minimum accrued benefit provided herein is intended to be provided to a Participant whether or not such Participant is covered under any other plan or plans of the Employer unless such other plan or plans is a defined benefit plan which expressly overrules this provision of this Plan.

     If the form of benefit herein is other than a single life annuity, the Employee must receive an amount that is the Actuarial Equivalent of the minimum single life annuity benefit. If the benefit commences at a date other than at Normal Retirement Age, the Employee must receive at least an amount that is Actuarial Equivalent of the minimum single life annuity benefit commencing at Normal Retirement Age.

     The minimum accrued benefit required (to the extent required to be nonforfeitable under section 416(b) of the Code) may not be forfeited under section 411(a)(3)(B) or section 411(a)(3)(D) of the Code.

     If this Plan is not Super Top-Heavy, such two percent (2%) benefit accrual shall be increased to three percent (3%) and such twenty percent (20%) by one (1) percentage point for any year in which the Employer also maintains a defined contribution plan if such increase is necessary to avoid the application of section 416(h)(1) of the Code relating to special adjustments to section 415 of the Code limitations for plans which are Top-Heavy, if the adjusted limitations of said section 416(h)(1) would otherwise be exceeded if such minimum contribution were not so increased.

     Section 19.04  Effect of Top-Heaviness; Minimum Vesting Schedules.  For any Plan Year for which the Plan is Top-Heavy, a Participant who is credited with at least one Hour of Service in such year shall have a nonforfeitable interest to any portion of his Accrued Benefits, except that attributable to Employee Contributions, (including any portion of the benefit accrued before the effective date of section 416 of the Code and before the Plan became Top-Heavy) equal to 100% of his Accrued Benefit after three Years of Vesting Service, if such shall produce a greater vested percentage than is otherwise provided in the Plan.

     This section shall not apply to any Employee who does not have an Hour of Service after the Plan has initially become Top-Heavy.

     For any subsequent Plan Year in which the Plan is not Top-Heavy, the vesting schedule otherwise provided herein shall apply provided, however, that no reduction in vested benefits may occur by the imposition of such other vesting schedule; and provided further, that any Participant with at least five years of Vesting Service with the Employer at the time the Plan ceases to be Top-Heavy shall be subject to the vesting schedule provided in this Section 20.05 to the extent that said vesting schedule produces a greater vested percentage than is otherwise provided in the Plan.

     Section 19.05  Effect of Super Top-Heaviness; Limitations on Contributions.  For any Limitation Year in which the Plan is determined to be a Super Top-Heavy Plan, the definitions of the "Defined Benefit Fraction" and "Defined Contribution Fraction" in Section 18.05 shall be changed by substituting in the denominator of each said fraction "100%" for "125%."

ARTICLE 20

MISCELLANEOUS PROVISIONS

     Section 20.01  Exclusive Benefit.  This Plan shall be for the exclusive benefit of Participants and their Beneficiaries, and all of the funds held by the Funding Agent shall be exclusively devoted to such purpose. No portion of any such funds shall revert to or become the property of the Employer prior to the termination of the Plan and the satisfaction of all liabilities with respect to Participants and their Beneficiaries.

     Section 20.02  Nonalienation of Benefits.  No benefit at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrances of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether presently or thereafter payable, shall be void. No retirement benefit nor the Fund shall in any manner be liable for or subject to the debts or liability of any Employee, Terminated Vested Participant, Participant, Beneficiary or pensioner entitled to any retirement benefit. If the Employee, Participant, former Participant, Beneficiary or pensioner shall attempt to or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefit under the Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon anyone else or would not be enjoyed by him, then the Employer, in its discretion, may terminate his interest in any such benefit, and hold or apply it to or for the benefit of such person, his Spouse, children, or other dependent or any of them, in such manner as the Employer may deem proper.

     The preceding paragraph shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order, unless such order is determined to be a Qualified Domestic Relations Order or any domestic relations order entered before January 1, 1985.

     Section 20.03  Facility of Payment.  If the Employer shall receive evidence satisfactory to it that any person entitled to receive any benefit hereunder is, at the time when such benefit becomes payable, physically, mentally or legally incompetent to receive such benefit and to give a valid receipt therefor and that another individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person shall have been duly appointed, the Employer may cause payment of such benefit to such individual or institution maintaining or having the custody of such person, and the receipt of such individual or institution shall be a valid and complete discharge for the payment of such benefit. If a person dies before cashing any or all of the checks representing a payment or payments due to him under the Plan, such payment or payments so payable to such deceased person shall be made in the discretion of the Employer either to:

(a)  The person or persons who would be entitled to the deceased person's personal property under the laws of the State of Connecticut (which shall also fix the proportionate interest of such persons) if he had died intestate a resident of Connecticut at the time for such payment under the provisions of the Plan; or

(b)  Such relative or relatives of the deceased person by blood, marriage, or adoption as the Employer may select; or

(c)  The estate of the deceased person.

     Section 20.04  No Right to Continued Employment.  Nothing in this Plan shall be construed as giving any Employee of the Employer the right to be retained in the Employer's employ or the right to any payment whatsoever except to the extent of the benefits provided for in the Plan. The Employer expressly reserves the right to dismiss any Employee at any time without liability for the effect which such dismissal might have upon him as a Participant in this Plan.

     Section 20.05  Sufficiency of Fund.  All benefits payable under this Plan shall be paid or provided for solely from the Fund or from accounts segregated from the Fund in accordance with the Plan. The Employer shall not be liable for the payment thereof.

     Section 20.06  Claims Procedure.  Any denial of a claim for benefits under the Plan shall be stated in writing by the Employer and delivered or mailed to the Participant or Beneficiary whose claim for benefits has been denied, and shall set forth specific reasons for such denial, written in a manner calculated to be understood by such Participant or Beneficiary. Within sixty (60) days after receiving the notification of such denial, any such Participant or Beneficiary may notify the Employer in writing of his desire for a review of such decision. Upon such notification, the Employer shall schedule a review proceeding at which the Participant shall restate his arguments for such claim to a representative of the Employer. The Employer's decision following such hearing shall be made within thirty (30) days and shall be communicated in writing to the Participant.

     Section 20.07  Qualified Plan.  The Plan is intended to be "qualified" under section 401(a) of the Internal Revenue Code, and any associated trust is intended to comply with all provisions of the Internal Revenue Code and Employee Retirement Income Security Act of 1974 relating to such plans and trusts. All questions shall be resolved to be consistent with such intent.

     Section 20.08  Governing Law.  The provisions of the Plan shall be construed, administered and enforced according to the laws of the State of Connecticut.

     Section 20.09  Gender and Number.  Words used in the masculine include the feminine gender. Words used in the singular or plural shall be construed as if plural or singular, respectively, where they would so apply.

     Section 20.10  Titles.  Titles of articles and notes in margins are inserted for convenience and shall not affect the meaning or construction of the Plan.

     Section 20.11  Limitation of Responsibility.  Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or Employee thereof, or any committee or member thereof, except as herein provided; and in no event shall the terms of employment or any Participant be modified or in any way affected thereby.

     Section 20.12  Return of Employer Contributions Under Special Circumstances.  Any Employer contribution made under a mistake of fact may be returned to the Employer within one year of such contribution. Any Employer contribution which is conditioned on the deductibility of such amount under section 404 of the Code may be returned to the Employer to the extent of the amount disallowed within one year after the disallowance of the deduction.

DATED: 6/21/95	SOUTHINGTON SAVINGS BANK BY: /s/ Robert D. Morton Its: President & Chief Executive Officer

Schedule A

Actuarial Equivalents

The following assumptions shall be used to compute Actuarial Equivalents pursuant to Sec. 1.02 of this Plan:

1.  Annuity Benefits.  For purposes of determining the following:

a.  optional forms of annuities under Articles 6, 8 and 9, and

b.  Early Retirement Adjustment Factor under Sec. 1.11, and

c.  Actuarial Equivalent of Late Retirement Benefit under Sec. 5.06, and

d.  Actuarial Equivalent value of benefits received under Sec. 10.02.
Interest rate:	7% per year.
Mortality:	UP-1984 Unisex Pension Mortality Table with ages set back 2 years for Participants and 5 years for Beneficiaries.

2.  Lump Sums.  For purposes of determining the present value of benefits for lump sum cash outs under Secs. 6.07, 7.08 and 9.05:
Interest rate:

Effective for distributions made on and after July 1, 1990: The interest rates in effect on the first day of the Plan Year during which the distribution is made which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

Effective through June 30, 1996, in no event shall the present value of benefits be lower than the present value of benefits produced by using the interest rates used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination in effect for the month of September preceding the first day of the Plan Year during which the distribution is made.

Mortality:	UP-1984 Unisex Pension Mortality Table with ages set back 2 years for Participants and 5 years for Beneficiaries.

3.  Top-Heavy.  For purposes of measuring Top-Heavy in Article 19, the Top-Heavy Valuation Date pursuant to Sec. 19.01(j) shall be the first day of the Plan Year, and the Top-Heavy Present Value pursuant to 19.01(h) shall be based on the following:
Interest rate:

The interest rates in effect on the Top-Heavy Valuation Date which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

Mortality:	Mortality rates used by the Actuary in the actuarial valuation on such Top-Heavy Valuation Date for purposes of determining the minimum funding contribution under IRC Sec. 412.

1998-1st Amendment
to the
SOUTHINGTON SAVINGS BANK DEFINED BENEFIT PENSION PLAN

          The Southington Savings Bank Defined Benefit Pension Plan is hereby amended, effective July 1, 1998, as set forth below.

          1.       Section 1.10, Compensation, is amended, effective July 1, 1998, by replacing the section in its entirety with the following new section:

Section 1.10 Compensation.

(a)

For periods previous to July 1, 1985, an Employee's earnings for the Plan Year which are subject to tax under section 3101(a) of the Code without the dollar limitation of section 3121(a). For periods between July 1, 1985 and on or before June 30, 1998, an Employee's total wages and other amounts reportable on Form W-2 for the Plan Year, excluding bonuses and other incentive compensation, and including overtime and elective pre-tax salary reductions pursuant to Sections 401(k) or 125 of the Code. For periods beginning on or after July 1, 1998, for an Employee whose remuneration from the Employer is based solely on commissions and not on any base salary or wages, then Compensation for such Employee shall be limited to a maximum of $50,000. For periods beginning on or after July 1, 1998, for an Employee whose remuneration from the Employer includes both commissions and base salary or wages, then for such Employee, all of the commissions shall be excluded from his or her Compensation.

(b)

For Plan Years beginning during 1989 through 1993, Compensation taken into consideration under this Plan will be limited to $200,000 per year, in accordance with Section 414(q)(6) and 401(a)(17) of the Internal Revenue Code and regulations issued hereunder, as adjusted from time to time by the Secretary of the Treasury. For Plan Years beginning during 1994 and before 1997, Compensation taken into consideration under this Plan will be limited to $150,000 per year, in accordance with Section 414(q)(6) and 401(a)(17) of the Internal Revenue Code and regulations issued hereunder, as adjusted from time to time by the Secretary of the Treasury. For Plan Years beginning during 1997 or later, Compensation taken into consideration under this Plan will be limited to $150,000 per year in accordance with Section 401(a)(17) of the Internal Revenue Code and regulations issued hereunder, as adjusted from time to time by the Secretary of the Treasury, in accordance with the procedure set forth in Section 401(a)(17)(B).

(c)	The limitation on Compensation in (b) above will be prorated when applied to a period of less than twelve months.

(d)

For Plan Years beginning prior to 1997, in determining an Employee's Compensation for purposes of the limitations under paragraph (b) of this Section 1.10, the rules under Code section 414(q)(6) shall apply, except that in applying such rules, the term "family" shall include only the Employee's spouse and lineal descendants of the Employee who have not attained age 19 before the close of the Plan Year. For Plan Years beginning in or after 1997, this subsection (d) shall be deleted from the Plan.

2.       Section 6.07, Distribution of Small Accounts, is amended, effective July 1, 1998, by replacing the section in its entirety with the following new section:

          Section 6.07, Distribution of Small Accounts.  If a Participant ceases to be employed by the Employer and the Actuarial Equivalent of the vested portion of his Accrued Benefit is not greater than $5,000 as of the date that the benefit is to be distributed to the Participant, the former Participant shall receive a lump-sum distribution equal to said Actuarial Equivalent, payable as soon after termination of employment as the Employer deems practicable. Nonetheless, no distribution shall be made pursuant to the preceding sentence after the Annuity Starting Date unless the Participant and his spouse consent in writing to such distribution.

3.       Section 6.08, Distribution Requirements, is amended, effective January 1, 1997, by replacing the section in its entirety with the following new section:

Section 6.08 Latest Date for Commencement of Distributions.

(a)	General Rules.

(1)

For Plan Years beginning prior to January 1, 1997, the required beginning date of a Participant shall be the first day of April of the calendar year following the calendar year in which the Participant attains age 70-½;

(2)

On or after January 1, 1997, the required beginning date of a Participant who attains age 70-½ in 1997 or later who is not a Five-Percent Owner shall be the first day of April of the calendar year following the later of the calendar year in which the Participant attains age 70-½ or terminates employment;

(3)

On or after January 1, 1997, the required beginning date of a Participant who is a Five-Percent Owner who attains age 70-½ in or after 1997 shall be the first day of April of the calendar year following the calendar year in which the Participant attains age 70-½.

(b)	Special Rules.

(1)

Beginning January 1, 1997, a Participant who is not a Five-Percent Owner shall have the right to elect instead of waiting to the required beginning date set forth in subsection (a)(2) to start receiving his or her benefit distributions (in amounts which at least satisfy the minimum required distributions of Section 401(a)(9) of the Code) commencing on or after the required beginning date set forth in subsection (a)(1). A Participant who is a Five-Percent Owner shall commence his or her benefit distributions (in amounts which at least satisfy the minimum required distributions of Section 401(a)(9) of the Code) no later than the required beginning date set forth in subsection (a)(3) above.

(2)

Any Participant who is not a Five-Percent Owner and who attained age 70-½ before January 1, 1988, shall have their benefits commence as soon as practicable following their retirement, but in no event later than April 1 of the year following retirement.

(3)

Any Participant who executed a valid election prior to January 1, 1984, pursuant to Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act of 1982 to defer the commencement of benefits until actual retirement, and who has not otherwise revoked such election, shall have his or her benefits commence as soon as practicable following his or her retirement.

(4)

For any Participant attaining age 70-½ on or after January 1, 1997, and on or before December 31, 1998, unless such Participant elects to receive his or her Accrued Benefits at the time set forth in subsection (a)(2) above, then the benefit distributions (in amounts which at least satisfy the minimum required distributions of Section 401(a)(9) of the Code) shall commence to the Participant no later than the required beginning date set forth in subsection (a)(1) above.

(c)	Actuarial Adjustments.

For a Participant whose required beginning date is the April 1 of the calendar year following the calendar year of the Participant's retirement, as determined by Section 401(a)(9)(c)(i)(II) of the Code, in the event such Participant retires in a calendar year after the calendar year in which the Participant attains age 70-½, then such Participant's Accrued Benefits shall be actuarially increased in accordance with Section 401(a)(9)(c)(iii) of the Code and any applicable regulations or other IRS guidance issued thereunder.

(d)	Overall General Rule.

Except to the extent the Participant otherwise elects, payment of benefits shall commence not later than the 60th day after the close of the Plan Year in which the latest of the following events have occurred:

	(1)	The Participant has attained the earlier of age 65 or the normal retirement age;

	(2)	The tenth anniversary of the year in which a Participant first became a Participant has occurred; or

	(3)	The Participant has terminated service with the Employer or an Affiliated Employer.

 4.       Section 7.08, Cash-Out Option Upon Termination of Employment for Reasons Other Than Death, is amended, effective July 1, 1998, by replacing the section in its entirety with the following new section:

           Section 7.08  Cash-Out Option Upon Termination of Employment for Reasons Other Than Death. A Participant who ceases to be employed by the Employer shall receive a lump-sum cash-out of the value of the vested portion of his Accrued Benefit (including a deemed distribution of zero if the Participant has a zero vested percentage) as soon as practicable after said date if the Actuarial Equivalent value of such Participant's vested Accrued Benefit is not greater than $5,000 as of the date that the benefit is to be distributed to the Participant.

5.       Section 9.05, Cash-Out of Death Benefit to Spouse or Beneficiary, is amended, effective July 1, 1998, by replacing the section in its entirety with the following new section:

          Section 9.05  Cash-Out of Death Benefit to Spouse or Beneficiary. The Spouse or Beneficiary shall receive a lump-sum distribution equal to the value of the death benefit payable under the Plan if the present value of such death benefit is not greater than $5,000 on the date when annuity payments would otherwise commence. Such cash-out shall be made as soon as practicable after the Participant's death.

6.       Section 2 of Schedule A, Actuarial Equivalents, is amended, effective July 1, 1998, by replacing the section in its entirety with the following new section:

2. Lump sums:	For purposes of determining the present value of benefits for lump sum cash-outs under Secs. 6.07, 7.08 and 9.05 of the Plan:

Interest rate:

Effective for distributions made on and after July 1, 1990, and on or before June 30, 1998: The interest rates in effect on the first day of the Plan Year during which the distribution is made which would be used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination.

Effective through June 30, 1996, in no event shall the present value of benefits be lower than the present value of benefits produced by using the interest rates used by the Pension Benefit Guaranty Corporation for purposes of determining the present value of a lump sum distribution on plan termination in effect for the month of September preceding the first day of the Plan Year during which the distribution is made.

Effective on or after July 1, 1998, the interest rate to be used shall be the "Applicable Interest Rate" as described in Section 417(e)(3) of the Code for the month of May preceding the first day of the Plan Year in which the distribution occurs.

Mortality:	For Plan Years beginning prior to July 1, 1998, UP-1984 Unisex Pension Mortality Table with ages set back 2 years for Participants and 5 years for Beneficiaries.

For Plan Years beginning on or after July 1, 1998, the 1983 Group Annuity Mortality Table, blended 50% male and 50% female, in accordance with IRS Revenue Ruling 95-6, as amended by any subsequent IRS rulings or other applicable IRS guidance.

          Adopted and approved this 9th day of September, 1998.

SOUTHINGTON SAVINGS BANK

By /s/ Robert D. Morton
Robert D. Morton
Its President and Chief Executive Officer